Exhibit 10.1

JOINT DEFENSE PRIVILEGED SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is made and entered effective July 30, 2013 (the “Effective Date”), by and between SurModics, Inc. (“SurModics”) and Southern Research Institute (“SRI”).

WHEREAS, SurModics, Inc., and SRI entered into a Stock Purchase Agreement on July 31, 2007, which includes certain indemnification provisions;

WHEREAS, SRI, SurModics, and SurModics Pharmaceuticals, Inc. are defendants to an action pending in the Circuit Court of Jefferson County, Alabama, entitled Richard M. Gilley and Herbert M. Blatter v. Southern Research Institute, et. al. (Case No. 09-901412) (the “Alabama Action”);

WHEREAS, the parties are engaged in pending litigation in a case styled SurModics, Inc. v. Southern Research Institute in the United States District Court for the District of Minnesota, Civil Action No. 11-01450 (the “Minnesota Action”) whereby (a) SurModics is seeking a judicial declaration regarding its rights to indemnification under the Stock Purchase Agreement for certain Losses it has incurred, or will incur, in connection with the Alabama Action, and (b) SRI is seeking a judicial declaration regarding its rights to indemnification under the Stock Purchase Agreement for certain Losses it has incurred, or will incur, in connection with the Alabama Action; and

WHEREAS, the parties hereto wish to settle and discontinue the Minnesota Action and believe that doing so will inure to their common interest in defending the Alabama Action.

NOW, THEREFORE, in consideration of the mutual terms and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. The capitalized terms set forth below, as used in this Agreement, shall have the following meanings. Capitalized terms that are not otherwise defined herein shall have the meaning given to such terms in the Stock Purchase Agreement.

A.	“SurModics Releasees” shall mean SurModics and its past and present employees, partners, agents, predecessors, successors, assigns, heirs, executors, administrators, officers, representatives, attorneys, agents, shareholders and directors.

B.	“SRI Releasees” shall mean SRI and its past and present employees, partners, agents, predecessors, successors, assigns, heirs, executors, administrators, officers, representatives, attorneys, agents, shareholders and directors.

C.	“Past Unreimbursed Fees” shall mean all fees, costs, or expenses that the SurModics Indemnitees have incurred in connection with the Alabama Action through June 30, 2013, as reflected on Exhibit A attached hereto.

D.	“Future Fees” shall mean all fees, costs, or expenses that the SurModics Indemnitees have incurred, or will incur, in connection with the Alabama Action that are not reflected on Exhibit A, subject to SRI’s limited right of objection as set forth in paragraph 2(b). Future Fees shall not include the fees, costs, or expenses of any SurModics Expert Witnesses.

E.	“SurModics Expert Witnesses” shall mean any expert witness that has been, or that may be, engaged by SurModics in connection with the Alabama Action, including without limitation, Grant Thornton LLP.

F.	“SurModics Indemnitees” shall have the meaning given to such term in Section 8.1 of the Stock Purchase Agreement.

2.	Agreement to Pay Past and Future Fees. SRI agrees that it will pay to SurModics seventy-five percent (75%) of (a) the Past Unreimbursed Fees, and (b) the Future Fees as follows:

(a)	Payment of Past Unreimbursed Fees. SRI shall make the following payments to SurModics which, in the aggregate, constitute seventy-five percent (75%) of the Past Unreimbursed Fees reflected on Exhibit A:

(i)	Within ten (10) business days from the Effective Date, SRI shall make a payment in the amount of Four Hundred Ninety-Two Thousand, Six Hundred Seventy-One Dollars and Eighty-Five Cents ($492,671.85); and

(ii)	Within sixty (60) calendar days from the Effective Date, SRI shall make an additional payment in the amount of Four Hundred Ninety-Two Thousand, Six Hundred Seventy-One Dollars and Eighty-Four Cents ($492,671.84).

(b)

Payment of Future Fees. No later than fifteen (15) days after the end of each month after the Effective Date, SurModics will deliver to SRI, for its review, a fee and expense schedule (each, a “Monthly Schedule”) setting forth, in reasonable detail, the Future Fees since the delivery of the prior Monthly Schedule (or, for the first Monthly Schedule after the Effective Date, all Future Fees incurred prior to and since the Effective Date). Actual invoices (and any other supporting documentation) upon which a respective Monthly Schedule is based shall be provided along with the Monthly Schedule. SRI shall have the ability to: (i) review SurModics’s invoices solely to ensure that the Future Fees are not excessive, and (ii) within thirty (30) calendar days from receiving each Monthly Schedule, object in writing to any fees or expenses in the Monthly Schedule that SRI believes are excessive. Along with any written objection to the Future Fees, SRI will provide to SurModics a copy of SRI’s invoices reflecting fees, costs, or expenses incurred by SRI during the same time period for purposes of resolving the objected-to Future Fees. For purposes of this provision, the word “excessive” shall mean fees or expenses that are a significant or material departure from what is reasonable under the circumstances. SRI specifically agrees that: (x) the normal hourly rates of SurModics’s counsel are not “excessive” for purposes of this provision, and (y) SRI will not challenge those normal hourly rates provided those rates do not increase beyond historical incremental increases in rates previously billed. If SRI fails to object in writing to any Monthly Schedule within such 30-day period, such Monthly Schedule shall be final and binding. Within thirty (30) calendar days of receiving each Monthly Schedule and corresponding invoices, SRI shall pay to SurModics seventy-five percent (75%) of the Future Fees set forth on such Monthly Schedule less any portion thereof that SRI has objected to as excessive. During the thirty (30) calendar days following delivery by SRI of any written objection to Future Fees (“Settlement Period”), SRI and SurModics shall use good faith efforts to resolve such objections and reach a written agreement settling such objections. If the parties are unable to resolve such objections during the Settlement Period, then SurModics and SRI agree to resolve their dispute through the following process:

1.	SRI and SurModics agree to choose one mutually-acceptable former judge registered with JAMS, Inc. (the “Neutral”) to resolve the objections regarding Future Fees (or, if the parties cannot agree upon a Neutral, they shall allow JAMS to select a Neutral from a list of 10 qualifying neutrals, a list from which each party will have the opportunity to strike up to 2 neutrals before JAMS makes its selection). SRI and SurModics will jointly instruct the Neutral to resolve the dispute over objected-to Future Fees.

2.	SRI and SurModics may each provide the Neutral with a written summary of its position regarding the objected-to Future Fees, along with a copy of all relevant invoices and any other supporting documents. The parties agree that they are not entitled to conduct any discovery (including interrogatories, document requests, requests for admission, or depositions) before submitting the materials to the Neutral. However, SRI agrees that, in accordance with the written objection process set forth above, SurModics shall be entitled to receive a copy of invoices reflecting SRI’s fees, costs, or expenses during the relevant period of time.

3.	SRI and SurModics expressly agree that a decision by the Neutral as to the resolution of the objected-to Future Fees shall be conclusive and binding upon the parties (unless the parties agree in writing that the Neutral has made a manifest error). The Neutral’s determination shall be (i) in writing; (ii) non-appealable by the parties and not subject to collateral attack for any reason; and (iii) issued within 30 days of the parties’ filing with JAMS.

5.	The fees and costs of the Neutral shall be allocated between SurModics, on the one hand, and SRI, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute. The Neutral shall be responsible for so allocating its fees and costs as between SRI and SurModics and will include such allocation with the Neutral’s written determination.

(c)	Payment Method. Payments required under this paragraph 2 shall be made by wire transfer of immediately available funds to:

Bank Name:	Wells Fargo Bank N.A, San Francisco, CA
Beneficiary Account Name:	SURMODICS INC
Wire Routing Transit Number:	XXXXXXX
Beneficiary Account Number:	XXXXXXX
Swift Code:	XXXXXXX

Company:	SurModics, Inc. 9924 West 74th Street Eden Prairie, MN 55344-3523 Andrew D. C. LaFrence Vice President, Finance & CFO (952) 500-XXXX

3.	Agreement Regarding Expert Witness and Other Fees. SurModics agrees that it shall be solely responsible for the fees, costs, or expenses of any SurModics Expert Witnesses that have been, or that may be, incurred in connection with the Alabama Action. SurModics further agrees that it will not seek indemnification from SRI for SurModics’s past or future fees, costs, or expenses incurred in connection with the Minnesota Action. SRI agrees that it shall be solely responsible for the fees, costs, or expenses of any expert witness that has been, or that may be, engaged by SRI in connection with the Alabama Action. SRI further agrees that it will not seek indemnification from SurModics for SRI’s past or future fees, costs, or expenses incurred in connection with the Alabama Action or the Minnesota Action.

4.	Release of SRI Releasees. Effective upon the Effective Date, SurModics, on behalf of itself and the SurModics Indemnitees, hereby releases, acquits, exonerates and forever discharges the SRI Releasees from any and all claims, demands, damages, actions, or suits, known and unknown, specifically related to SurModics’ claims under the SPA for indemnification for Past Unreimbursed Fees and Future Fees except as expressly set forth herein, provided, however, that nothing in this paragraph 4 or this Agreement shall be interpreted to release SRI from its obligation to make payments in accordance with Paragraph 2. Provided SRI makes payments to SurModics for Future Fees in accordance with paragraph 2(b) of this Agreement, SurModics agrees that it will not seek indemnification for or make other claims or demands for Future Fees.

5.	Release of SurModics Releasees. Effective upon the Effective Date, SRI, on behalf of itself and the SRI Releasees, hereby releases, acquits, exonerates and forever discharges the SurModics Releasees from any and all claims, demands, damages, actions, or suits, known and unknown, specifically related to SRI’s claims for indemnification under the SPA for its fees, costs, or expenses that SRI has incurred, or will incur, in connection with the Alabama Action.

6.	Scope of Agreement. This Agreement (including the releases contained herein) applies only to claims or demands under the SPA for indemnification of fees, costs, or expenses that have been or will be incurred in connection with the Alabama Action and in no way relates to any claims for indemnification under the SPA for any substantive liability, judgment, or settlement in or related to the Alabama Action. The parties understand and expressly acknowledge that they may later assert these excepted claims against one another for indemnification.

7.	Dismissal of Claims. For the consideration described herein, the parties agree that, within three (3) business days of the Effective Date, SRI will dismiss its pending appeal of the Minnesota Action.

8.	Final Agreement. The parties hereto declare and represent that no promise, endorsement or agreement not herein expressed has been made to them and that this Agreement contains the entire agreement between the parties related to fees, costs, and expenses incurred in the Alabama Action and that the terms of this Agreement are contractual and not mere recitals.

9.	No Reliance. The parties hereto are not relying and have not relied on any representation or statement by any other party hereto with respect to the facts involved in this controversy, or with regard to their rights or asserted rights.

10.	Authority. The parties hereto further warrant and represent that no other person or entity has any interest in the matters released herein and that they have not assigned, transferred or purported to assign or transfer to any person or entity all or any portion of the matters released. Each person executing this Agreement represents and warrants that he or she has authority to enter into this Agreement on behalf of himself, herself or any indicated entity.

11.	Binding Effect. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon each of them, and their heirs, estates, assigns, representatives and successors. Except as expressly set forth in this Agreement, nothing herein is intended to amend, modify, terminate or constitute a waiver by either party with respect to any provision of the Stock Purchase Agreement, which agreement shall remain in full force and effect.

12.	Confidentiality. The terms of this Agreement are confidential. The parties agree that they shall not divulge the terms of this Agreement to any person or entity whatsoever at any time, except that such disclosure may be made: (a) by either party as required by law; (b) to the parties’ attorneys, tax, or financial advisors; or (c) by SurModics if in its reasonable judgment such disclosure is required to be made in its filings with the United States Securities and Exchange Commission or any other regulatory body that may require disclosure.

13.	Joint Defense Privilege. This Agreement is part of an ongoing and joint effort between SurModics and SRI to set up a common defense in the Alabama Action, and is not intended nor should it be construed as a waiver of otherwise applicable privileges.

14.	No Admission of Liability. This Agreement, nor any of the terms and provisions contained herein, nor any of the negotiations or proceedings in connection therewith, nor any of the documents or statements referred to herein or therein, nor the fact of the Agreement, nor any statements in connection therewith, is or shall be argued to be, used or construed as, offered or received in evidence as, or otherwise constitute an admission, concession, presumption, proof, evidence, or a finding of any liability, fault, wrongdoing, injury or damages, or of any wrongful conduct, acts or omissions on the part of either party (or either parties’ affiliates or such affiliates’ respective officers, directors, employees, agents, representatives, successors or assignees) in the Minnesota Action or the Alabama Action.

15.	Right to Counsel. The parties hereto understand that they have the right to consult counsel of their own choosing and they have either done so or elected not to do so of their own choice and free will.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. A facsimile or PDF image of a signature sent by e-mail shall be as binding as an original.

17.	Governing Law and Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Hennepin or Ramsey County, Minnesota, or Jefferson or Shelby County, Alabama, in any action or proceeding arising out of or relating to this Agreement, except that any dispute regarding Future Fees under Paragraph 2(b) of this Agreement shall be resolved solely through the binding process set forth in Paragraph 2(b).

18.	Attorney’s Fees. In the event that suit shall be brought by either party relating to any dispute or controversy arising from this Agreement (including any dispute regarding Future Fees under Paragraph 2(b) of this Agreement and any binding determination as a result of such a dispute), the prevailing party shall be entitled to recover its reasonable attorney fees, costs, and expenses from the other party.

19.	Headings. The captions, headings and subheadings used in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement or affect in any way the meaning, interpretation, construction or effect of any provision of this Agreement.

SURMODICS, INC.

Dated: July 30, 2013	By	/s/ Bryan K. Phillips
Bryan Phillips
Its SVP, Legal and Human Resources, General Counsel & Secretary

SOUTHERN RESEARCH INSTITUTE

Dated: July 30, 2013	By	/s/ Nancy M. Gray
Nancy M. Gray
Its Vice President, Corporate Development